UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2017
UMED HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Texas
(State or other jurisdiction of incorporation)

000-55030
(Commission File Number)

90-0893594
(IRS Employer Identification No.)

8851 Camp Bowie West Boulevard, Suite 240
Fort Worth, Texas 761116
(Address of principal executive offices)

(817) 346-6900
(Registrant’s telephone number, including area code)

6628 Bryant Irvin Road, Suite 250
Fort Worth, Texas 76132
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors, Election of Directors, Appointment of Directors and Officers.

Richard J Halden resigned fro the Board of Directors of UMED Holdings, Inc. ("UMED") effective February 3, 2017. As a result of the resignation, he is no longer affiliated with the company except as a shareholder.

Kent J. Harer was elected Director of UMED and its wholly-owned subsidiary, Greenway Innovative Energy, Inc. ("Greenway"). He has more than 30 years of industrial gas experience.  He was employed by Air Products & Chemicals from 1983 – 1996 and, since that time, he has served as Senior Account Manager for Air Liquide Industrial US LP. That company is affiliated with Air Liquide, S.A., a large French multinational industrial gas company.

Concurrent with his resignation from UMED's Board of Directors, effective February 3. 2017, Richard J. Halden resigned as a member of the Board of Directors of Greenway. Ransom B. Jones, a current member of the Board of Directors of UMED, was named to Greenway's Board of Directors.

D. Patrick Six, a current member of the Board of Directors of UMED and Executive Vice President of Greenway, was appointed Chairman of UMED's Board of Directors.

Raymond L. Wright, currently a member of UMED's Board of Directors and President of Greenway, was appointed Secretary of UMED.

Ransom B. Jones has previously served on the Board of Directors of UMED. His titles have been President and Interim Chief Executive Officer. His titles have now changed. The title of Interim Chief Executive Officer has been eliminated and he has been named Chief Financial Officer. Going forward, his titles will be President and Chief Financial Officer.

The independent accounting firm of Soles, Heyn & Company have been named as UMED's auditors. The Company was previously served by Patrick Heyn, a sole practitioner that merged with Soles to create the new firm, Soles, Heyn & Company.

February 13, 2017

s/ Ransom Jones
Ransom B. Jones
President and Chief Financial Officer
UMED Holdings, Inc.